Exhibit 99.1



     AMERICAN MUTUAL HOLDING COMPANY AND INDIANAPOLIS LIFE INSURANCE COMPANY
                              ANNOUNCE MERGER PLAN

DES MOINES, Iowa (January 12, 2000) -- American Mutual Holding Co. (AMHC), a mutual insurance holding company, AmerUs Life Holdings, Inc. (NYSE: AMH), a publicly traded subsidiary of AMHC, and Indianapolis Life Insurance Co. (ILICo), a mutual life insurance company, announced today that they have agreed to terms for a merger.

AMHC will proceed with its previously announced demutualization and also merge with ILICo. As part of that merger, ILICo will demutualize. As a result of these transactions, the members of ILICo will receive 11.25 million shares of the resulting publicly traded company. The current members of AMHC will still receive 17 million shares of the resulting publicly traded company and over $300 million in other assets as detailed in the demutualization plan approved by AMHC in December 1999. Current public shareholders of AmerUs Life Holdings will exchange their shares on a one-for-one basis for stock in the new company. As a part of the transaction, AMHC will make an initial investment of $100 million in a downstream holding company of ILICo and enter into an agreement to manage the investment activities of ILICo.

The contemplated transactions are subject to, among other things, definitive documentation, approval of the board of directors of each party, appropriate policyholder/member and shareholder approvals and receipt of required regulatory approvals.

The combined companies will have over $17 billion in assets, over $3 billion of premium revenues, over $50 billion of life insurance in force and $1.1 billion in shareholder equity. The group will produce life insurance and annuities in all fifty states and the District of Columbia.

"This merger will create a public company with an extensive, highly-competitive product line, strong financial resources, significant distribution capabilities and broad geographic reach," said Roger K. Brooks, chairman, president and CEO of AMHC. "Together we will be a leading producer of fixed annuities and life insurance in the United States."


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The combined companies will be headquartered in Des Moines. Indianapolis Life and its subsidiaries will retain their names and continue to be based in Indianapolis and New York. When the merger is complete, Brooks will be chairman, president and CEO of the new company and Larry R. Prible will be vice chairman of the new company and will remain president and CEO of Indianapolis Life.

"This transaction addresses three important strategic goals," said Prible, chairman, president and CEO of ILICo. "It pushes value and liquidity out to our policyholders, creates a significant platform for Indianapolis Life within a larger organization, and represents a commitment to our agents, our employees and the communities in which we live and work." Additionally, Prible stated that "Indianapolis Life will continue a strong presence in Indianapolis and New York and will continue the company's historic role as a sponsor of community events and contributor to worthy causes."

AMHC's operating subsidiaries include AmerUs Life Insurance Co., American Investors Life Insurance Co., Financial Benefit Life Insurance Co. and Delta Life and Annuity Co. ILICo's operating subsidiaries include IL Annuity and Life Insurance Co., Bankers Life Insurance Company of New York, and Western Security Life Insurance Co.

AMHC is the first mutual insurance holding company in the U.S. AMHC is owned by its members who are also policyowners of AmerUs Life Insurance Company, a subsidiary of AMHC that was formed in 1896. As of September 30, 1999, AmerUs Life Holdings' total assets were $10.9 billion and shareholders' equity totaled $802.2 million.

Indianapolis Life is a 95-year-old mutual life insurance and annuity company based in Indianapolis. It has assets of $5.7 billion and insurance in force of $22.7 billion. The company and its subsidiaries do business in all 50 states and the District of Columbia.

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